EXHIBIT 10.1

POCKET SHOT LLC

AND

FRANK-LIN DISTILLERS PRODUCTS, LTD.

LICENSE AGREEMENT

February 28, 2007

This Agreement is made and entered into this 28th day of February, 2007, by and between Pocket Shot LLC, a Colorado limited liability company ("Licensor"), and FRANK-LIN DISTILLERS PRODUCTS, LTD., a California corporation ("Licensee"), (singularly, a "Party," and collectively, the "Parties").

RECITALS:

1. Licensor has developed a plastic pouch for the packaging of alcohol under the marks Pocketshot™ and Pocket Shot™ and holds a Basic Permit from the federal Alcohol and Tobacco Tax and Trade Bureau ("TTB") and a label approval from the TTB.

2. Licensee is licensed by the TTB to conduct the business of a rectifier and wholesaler of alcoholic beverages in the United States.

3. Licensor and Licensee have heretofore entered into a Filling and Packaging Agreement dated August 10, 2005, pursuant to which Licensee agreed to fill and package Licensor's Products (defined below) (the "Original Agreement").

4. When the Original Agreement was entered into Licensor had not arranged for the distribution of the Products in any jurisdiction and contemplated that it would enter into distribution agreements with third parties other than Licensee.

5. In April 2006, the parties agreed that Licensor would license Licensee to manufacture, fill and distribute the Products in California in exchange for a royalty. Sales of the Products in California by Licensee commenced in May 2006.

6. In June 2006, the parties agreed to expand the territory in which Licensee was to distribute the Products to include New Mexico, Arizona and Wisconsin and sales commenced in those states in December 2006.

7. The parties have recently agreed to expand the territory in which Licensee will distribute the Products to include all of the United States of America.

8. Except for the Original Agreement, the understandings of the parties as set forth above have not been reduced to writing.

9. The parties desired to enter into this amendment of the Original Agreement to document the foregoing understandings.

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, hereby agree as follows.

The Original Agreement is hereby amended and restated in its entirety to read as follows:

ARTICLE I

DEFINITIONS

"Advertising Materials" means all advertising and promotional materials and all packaging, wrapping, and labeling materials for the Products which are produced by or for the Licensee and which make use of any of the Trademarks.

"Product" means Vodka, Gin, Whiskey, Tequila, and Rum meeting the specifications set forth on the attached Exhibit A (the "Products").

"Brand" means Pocket Shot™.

"Patent" means the patent for flexible fluid container referenced in U. S. Patent Application No. 29/216,978.

"Pouch" means the flexible fluid container that is referred to in the Patent.

"Package" means the boxes in which the Pouches are packaged and displayed.

"Territory" means the United States of America.

"Trademarks" mean Pocket Shot™ and Pocketshot™.

"Royalty" means the per Case fee as provided in Appendix B.

"Case" means 120 individual 50ml pouches packed into 10 separate display boxes of 12 pouches each, six liter Case.

ARTICLE II

GRANT

2.1 Grant. Subject to the terms and conditions contained herein, Licensor grants to the Licensee, upon the terms and conditions set forth in this Agreement, the right and license to use the Patent and the Trademarks in connection with manufacturing, filling and packaging the Pouches with alcohol and the distribution, sale and advertising of the Products in the Territory under the Brand.

2.2 Exclusive Distribution License in the Territory. Licensor and Licensee agree that the license to distribute the Products is exclusive to Licensee within the Territory. The grant of this license does not grant any rights to Licensee to any other location or territory. The grant of this license does not grant any rights to Licensee to obtain additional licenses from Licensor. Licensor retains the exclusive right to license others outside the Territory.

2.3 Sublicense. Licensee shall have the right to sublicense to others, subject to the approval of the Licensor, the distribution and marketing rights granted to it hereunder but shall have no right to sublicense the manufacturing and filling rights licensed hereunder.

ARTICLE III

TERM AND RENEWAL

3.1 Initial Term. Except as otherwise provided herein, the term of this Agreement shall expire five (5) years from the date of this Agreement.

3.2 Renewal. Unless either Party has given a written notice of its election to terminate this Agreement at least one hundred and eighty (180) calendar days prior to the end of any initial or extended term, this Agreement will be automatically renewed for succeeding terms of two (2) years each.

3.3 Nothing in this Agreement shall be interpreted as requiring either Party to renew or extend this Agreement.

ARTICLE IV

ROYALTY

4.1 Royalty Per Case. Licensee shall pay Licensor a royalty per Case as provided in Appendix B, attached hereto and incorporated herein by reference.

4.2 Payments and Reports. All monthly payments to Licensor required by this Article shall be paid by the thirtieth (30th) day of each month on the number of Cases sold for the preceding calendar month, and shall be submitted to Licensor together with any reports or statements required under this Agreement. All royalty payments shall be net of royalties on returned Cases.

4.3 Computation of Royalties. All royalties due to Licensor shall accrue upon the sale of the Products, regardless of the time of collection by the Licensee. For purposes of this Agreement, a Product shall be considered "sold" as of the date on which such Product is billed, invoiced, shipped or paid for, whichever event occurs first.

4.4 Royalty Statements. The Licensee shall furnish to Licensor, at the same time it makes payment of royalties, a full and complete statement showing the number of Cases of the Products manufactured during the month in question, the number of each Case of the Products sold during the month in question and the amount of Royalties due with respect to such sales, together with such other pertinent information as Licensor may reasonably request from time to time. There shall be a breakdown of sales of Cases by state and the principal markets therein. Licensor shall have the right, on providing the Licensee with reasonable prior written notice, to modify the elements of the information the Licensee is obligated to provide Licensor in connection with its royalty accounting statements provided to Licensor under this Article.

ARTICLE V

DUTIES OF LICENSOR

5.1 Filling Machine. Licensor has supplied a filling machine ("Filling Machine") for Licensee to fill and package the Products to Licensor's specifications. Licensor has paid the costs associated with transportation and installation of the equipment and the cost of two portable bottling tanks (250 gallons each), all of which will be owned by Licensor.

5.2 Pouches and Packages. Licensor has and will continue to supply all Pouches and Packaging materials for the Products to Licensee.

5.3 Initial Training. Licensor has provided, at no charge to Licensee, an initial training program for Licensee's employees for the operation of the Filling Machine.

5.4 Review. Licensor shall seek to maintain the high standards of quality, appearance and service of the Products and to that end shall conduct, at Licensor's expense, as it deems advisable, quarterly performance reviews of Licensee's performance hereunder.

ARTICLE VI

DUTIES OF LICENSEE

6.1 Batching and Blending. Licensee shall provide the equipment and personnel required to batch and blend Products and the personnel necessary to fill the Pouches.

6.2 Raw Materials. Except for Pouches and Packages, Licensee shall supply all other raw materials for the Products.

6.3 Space for Equipment and Maintenance. Licensee will provide the space for Licensor's Filling Machine and will provide daily general maintenance for the equipment and necessary personnel for the operation of the equipment. Modifications and major repairs to theFilling Machine, above and beyond daily general maintenance, shall be the responsibility of Licensor. If additional filling machines are required, Licensor and Licensee shall determine who shall be responsible for acquiring and paying for such machine, and how the party paying for the machine will; be compensated.

6.4 Filling, Selling and Distributing. Licensee shall fill the Pouches with alcohol that meets Licensor's specifications set forth on Exhibit A, attached hereto and incorporated herein by reference, and shall sell, distribute and promote the Products in the Territory.

6.5 Taxes. Licensee shall pay all applicable federal or state excise and other taxes imposed on the Products and the sale thereof.

6.6 Inventory. Licensee will make best efforts to maintain sufficient inventory of Products to meet sales demand.

6.7 Advertising Materials. Licensee shall require all advertising and promotional materials, and other items which may be designated by Licensor, to bear the Trademarks in the form, color, location and manner prescribed by Licensor. All such materials shall be approved in advance by Licensor.

6.8 Right of Access. Licensee grants Licensor and its agents the right, provided the Licensee is given reasonable prior written notice by Licensor, to enter upon the Premises during regular business hours for the purpose of conducting inspections; shall cooperate with Licensor's representatives in such inspections by rendering such assistance as they may reasonably request; and, upon notice from Licensor or its agents and without limiting Licensor's other rights under this Agreement, shall take such reasonable steps as may be necessary to correct any deficiencies detected during any such inspection.

6.9 Compliance with Law. Licensee shall comply with all federal, state, and local laws, rules, and regulations, and shall timely obtain any and all permits, certificates, or licenses necessary for the full and proper conduct of its obligations hereunder, including all brand registrations in states in which Products are sold

6.10 Required Notice to Licensor. Licensee shall notify Licensor in writing within five (5) days of the commencement of any action, suit or proceeding, or of the issuance of any order, writ, injunction, award or decree of any court, agency or other governmental instrumentality, which may adversely affect the sale of the Products.

6.11 Licensee may not engage in the production, filling or packaging of any other products using equipment supplied by Licensor. Licensee may engage in the production, filling or packaging, sale, distribution and/or promotion of products competitive to the Products of Licensor hereunder or any other products that Licensor may produce or distribute.

ARTICLE VII

PROPRIETARY MARKS AND PATENT

7.1 Representation. Licensor represents with respect to the Trademarks and Patent that:

(a) Licensor has applied for federal trademark registration for the Trademarks and Patent with the USPTO and holds the Patent.

(b) Licensor has taken and will take all steps reasonably necessary to preserve and protect the ownership and validity of the Trademarks and Patent.

7.2 Restriction on Use. With respect to Licensee's licensed use of the Trademarks and Patent pursuant to this Agreement, Licensee agrees that:

(a) Licensee shall use only the Trademarks and Patent designated by Licensor, and shall use them only in the manner approved and permitted by Licensor.

(b) Licensee shall use only the Trademarks and Patent authorized hereunder in advertising for the Products.

(c) During the term of this Agreement and any renewal hereof, Licensee shall identify itself as the owner of the Products in conjunction with any use of the Trademarks and Patent, including, but not limited to, uses on invoices, order forms, receipts, and contracts.

(d) Licensee's right to use the Trademarks and Patent is limited to such uses as are authorized under this Agreement, and any unauthorized use thereof shall constitute an infringement of Licensor's rights.

(e) Licensee shall not use the Trademarks and Patent to incur any obligation or indebtedness on behalf of Licensor.

(f) Licensee shall not use the Trademarks and Patent as part of its corporate or other legal name.

(g) Licensee shall comply with Licensor's instructions in filing and maintaining the requisite trade name or fictitious name registrations, and shall execute any documents deemed necessary by Licensor or its counsel to obtain protection for the Trademarks and Patent or to maintain their continued validity and enforceability.

(h) In the event that litigation involving the Trademarks or Patent is instituted or threatened against Licensee, Licensee shall promptly notify Licensor and shall cooperate fully in defending or settling such litigation.

7.3 Ownership of Trademarks and Patent. Licensee expressly understands and acknowledges that:

(a) Licensor is the owner of all right, title and interest in and to the Trademarks and Patent and the goodwill associated with and symbolized by the Trademarks and Patent.

(b) The Trademarks and Patent are valid and serve to identify the Products.

(c) Licensee shall not directly or indirectly contest the validity or Licensor's ownership of the Trademarks and Patent.

(d) Licensee's use of the Trademarks and Patent pursuant to this Agreement does not give Licensee any ownership interest or other interest in or to the Trademarks and Patent, except the license granted by this Agreement.

(e) Any and all goodwill arising from Licensee's use of the Trademarks and Patent shall inure solely and exclusively to Licensor's benefit, and upon expiration or termination of this Agreement and the license herein granted, no monetary amount shall be assigned as attributable to any goodwill associated with Licensee's use of the Trademarks and Patent.

(f) The right and license of the Trademarks and Patent granted hereunder to Licensee is exclusive in the Territory; however, Licensor has and retains the rights, among others: (i) to use the Trademarks and Patent itself in connection with selling products and services; (ii) to grant other licenses for the Trademarks and Patent outside the Territory; and (iii) to develop and establish other non-alcohol products using the same or similar Trademarks and Patent, or any other proprietary marks, and to grant licenses or franchises thereto without providing any rights therein to Licensee.

7.4 When the Licensee learns that a party is making unauthorized uses of the Trademarks or Patent, the Licensee agrees promptly to give Licensor written notice giving full information with respect to the actions of such party. The Licensee agrees not to make any demands or claims, bring suit, effect any settlements, or take any other action against such party without the prior written consent of Licensor. The Licensee agrees to cooperate with Licensor, at no out-of-pocket expense to the Licensee, in connection with any action taken by Licensor to terminate infringements. Licensor shall retain 100% of all net amounts recovered from infringers.

ARTICLE VIII

ACCOUNTING AND RECORDS

8.1 Maintenance of Records. Licensee shall maintain during the term of this Agreement, and shall preserve for at least five (5) years from the dates of their preparation, full, complete, and accurate books, records, and accounts prepared in accordance with generally accepted accounting principles.

8.2 Inspection Rights. Licensor or its designated agents shall have the right at all reasonable times to examine and copy, at Licensor's expense, the books and records relating to the Product. Licensor shall also have the right, at any time, to have an independent audit made of the books of Licensee. If an inspection should reveal that any payments have been understated in any report to Licensor, then Licensee shall immediately pay to Licensor the amount understated upon demand, in addition to interest from the date such amount was due until paid, at the rate of twelve percent (12%) per annum, or the maximum rate permitted by law, whichever is less. The foregoing remedy shall be in addition to any other remedies Licensor may have.

ARTICLE IX

INSURANCE

9.1 Requirement. Licensee shall procure, prior to the commencement of any operations under this Agreement, and shall maintain in full force and effect at all times during the term of this Agreement at Licensee's expense, an insurance policy or policies protecting Licensee and Licensor, and their respective officers, directors, partners, and employees, against any demand or claim with respect to personal injury, death, or property damage, or any loss, liability, or expense whatsoever arising or occurring upon or in connection with the Products.

9.2 Licensor as Named Insured. Licensor shall be named as an additional insured on all liability and property damage insurance policies and Licensor shall be named as a loss payee with respect to Licensor's interest, if any, in real and/or personal property under liability and property damage insurance policies.

ARTICLE X

TRANSFER OF INTEREST

10.1 Transfer by Licensor. Licensor shall have the right to transfer or assign this Agreement and all or any part of its rights or obligations herein to any person or legal entity.

10.2 Transfer by Licensee. Licensee understands and acknowledges that the rights and duties set forth in this Agreement are personal to Licensee and that Licensor has granted this license in reliance on Licensee's business skill, financial capacity and character. Accordingly, Licensee shall not sell, assign, transfer, convey, give away, hypothecate, pledge, sublicense or otherwise dispose of, alienate or encumber, whether or not for consideration, this license, without the prior written consent of Licensor. Any purported assignment or transfer not having the written consent of Licensor required by this Section shall be null and void and shall constitute a material breach of this Agreement, for which Licensor may then terminate this Agreement.

Licensor shall not unreasonably withhold its consent to a transfer or sublicense.

 ARTICLE XI

MARKETING COMMITMENT

11.1 Marketing Commitments. If the Licensee fails by March 31, 2007, to enter into agreements with National Distribution Company or other distributor reasonably acceptable to Licensor, either party shall have the right to terminate this Agreement by providing the other party with written notice of termination.

11.2 General Obligation as to Manufacture and Sale of Products. The Licensee agrees to manufacture and fill the Products at the Licensee's own expense in sufficient quantities to meet the reasonably anticipated demand. The Licensee also agrees to use its best efforts to sell the Products in the Territory.

11.3 Pricing Support Commitment. It is understood by Licensor that Licensee will make best efforts to maintain a per case price for the Product to the wholesale market in the Territory of One Hundred Six dollars ($106.00). Licensor agrees to subsidize Licensee for any shortfall between this $106.00 per case price and the actual selling price per case for any sales approved by Licensor in writing to the wholesale market below this $106.00 threshold.

11.4 Licensor Right to Eliminate State from Territory. If at any time during the period of this Agreement after December 31, 2007, the Licensee is not making regular sales of more than a nominal nature of any of the Products in a state in the Territory, as reasonably determined by Licensor, Licensor shall have the right, upon giving 30 days prior written notice to the Licensee, to terminate the Licensee's rights for all Products for such state.

11.5 Marketing Reimbursement. Licensor agrees to reimburse Licensee for any funds expended by Licensee pursuant to any subdistribution agreement as matching funds for marketing purposes up to a maximum of $3 per case in the first year, $2 per case in the second year and $1 per case in the third year.

11.6 Sales Goals. Licensee agrees to attain mutually agreed upon annual sales goals for the product as follows:

(a) No sales goals will exist for the period commencing on the date hereof and ending on the last day of calendar year 2007.

(b) Beginning with calendar year 2008, Licensee and Licensor will meet annually and agree on sales goals for each succeeding year, starting with calendar year 2008. Such agreed upon sales goals for each succeeding year will be in writing, executed by both parties and become part of this agreement.

(c) Should Licensee not attain any of the agreed upon sales goals for any year, Licensor may issue a notice of default to the Licensee. Licensee will then have a period of ninety (90) calendar days from receipt of said notice to cure the sales deficiency. Should the Licensee remain in default at the end of the cure period, Licensor, at their sole discretion, may terminate this agreement upon thirty (30) calendar days notice to the Licensee.

(d) Should Licensee and Licensor be unable to agree on sales goals for any year either party may terminate this agreement upon thirty (30) calendar days notice to the other party.

ARTICLE XII

DEFAULT AND TERMINATION

A Party may terminate this Agreement for the following reasons upon 30 days' notice:

(a) Licensee at any time ceases to operate or otherwise abandons the Products.

(b) the appointment of a trustee, receiver or other similar custodian for all or any part of the other party's property;

(c) insolvency of the other party;

(d) the filing of a petition by the other party or an answer, not denying jurisdiction, in bankruptcy or under Chapter X or XI of the Federal Bankruptcy Act or similar law, state or federal, whether now or later existing, or if such a petition is filed against the other party and not vacated or stayed within 30 days;

(e) the making by the other party of an assignment for the benefit of creditors;

(f) an attachment of a material portion of the other party's property or the filing of any similar process against it which is not discharged within 30 days;

(g) the rendition of a final judgment against the other party which remains unsatisfied or unsuperseded for 30 days;

(h) the loss by the other party of any federal, state, or local license required for the performance of this Agreement, whether lost through revocation, failure to renew, or suspension of more than 30 days which has a material adverse effect on Licensee's ability to perform its obligations under this agreement;

(i) the enactment of a law making the sale of Products illegal in the Territory; or

(j) the failure by either party to materially satisfy any of the material terms or conditions of this Agreement and such failure continues unabated for sixty (60) days after receipt of a written notice detailing the material term or terms not complied with.

(k) as provided in Article XI.

ARTICLE XIII

OBLIGATIONS UPON TERMINATION OR EXPIRATION

13.1 Cessation of License. Licensee shall immediately cease to sell the Products licensed under this Agreement (except for existing inventory), and shall not thereafter, directly or indirectly, represent to the public or hold itself out as a present or former Licensee of Licensor.

13.2 Use of Trademarks. Licensee shall immediately and permanently cease to use, in any manner whatsoever, the Trademarks and Patent.

13.3 Surrender of Materials. Licensee shall immediately deliver to Licensor all Manuals, including the Manuals, records, files, instructions, correspondence, all materials related to operating the licensed business, including, without limitation, brochures, agreements, invoices, and any and all other materials relating to the operation of the licensed business in Licensee's possession, and all copies thereof (all of which are acknowledged to be Licensor's property), and shall retain no copy or record of any of the foregoing, except Licensee's copy of this Agreement and of any correspondence between the parties and any other documents which Licensee reasonably needs for compliance with any provision of law.

13.4 Reimbursement of Termination Fees. Licensor and its successors and assigns shall reimburse and indemnify Licensee for any termination fees, payable by Licensee under any Sublicense and Subdistribution Agreement executed by Licensee with Licensor's approval to the extent that such termination fee results from (a) action taken by Licensee at Licensor's request or with Licensor's written approval or (b) the termination or non-renewal of this Agreement by Licensor.

ARTICLE XIV

FORCE MAJEURE

14.1 Neither Party will be liable for failure to perform any of its obligations under this Agreement when the failure is caused by or results from: (a) Blacklisting, strike or boycott, however caused; or (b) act of God, public enemies, authority of law and/or legislative or administrative measures (including the loss of any government authorization required by any Party to carry out the terms of this Agreement so long as that loss does not result from a breach of this Agreement), embargo, quarantine, riot, general national strike, insurrection, declared or undeclared war, or state of war or belligerency or hazard or danger incident thereto.

14.2 If any such failure by either Party persists for a period of four (4) calendar months or more, the Party not in force majeure may terminate this Agreement by ten (10) business days' written notice to the other Party.

ARTICLE XV

INDEPENDENT CONTRACTOR

AND INDEMNIFICATION

15.1 Relationship of Parties. It is understood and agreed by the parties hereto that this Agreement does not create a fiduciary relationship between them, that Licensee is an independent contractor and that nothing in this Agreement is intended to constitute either party an agent, legal representative, joint venturer, partner, employee or servant of the other for any purpose whatsoever.

15.2 Notice to Public. During the term of this Agreement and any extensions hereof, Licensee shall hold itself out to the public as an independent contractor pursuant to a license from Licensor.

15.3 Lack of Authority. It is understood and agreed that nothing in this Agreement authorizes Licensee to make any contract, agreement, warranty, or representation on Licensor's behalf, or to incur any debt or other obligation in Licensor's name; and that Licensor shall in no event assume liability for, or be deemed liable hereunder as a result of, any such action; nor shall Licensor be liable by reason of any act or omission of Licensee or for any claim or judgment arising therefrom against Licensee.

15.4 Indemnification.

(a) Licensor shall indemnify and hold harmless Licensee, and its officers, directors, shareholders, employees, agents and representatives, against any and all claims, demands, liabilities, costs, losses, damages, recoveries, settlements, penalties, fines, awards, lawsuits, judgments and actions (including but not limited to interest, penalties, attorney's fees, defense costs, accounting fees, costs of investigation, expert analyses, expert witness fees and litigation support) incurred by Licensee Indemnitee, known or unknown, contingent or otherwise, directly or indirectly arising out of loss, damage or injury (including death) to persons or to property in connection with, occurring, growing out of or arising, directly or indirectly, from:

(i) The packaging and/or design of the Product;

(ii) The breach by Licensor of any of the provisions of this Agreement;

(iii) Any claims by third persons arising out of or in connection with any breach by Licensor of the provisions of this Agreement;

(iv) Any alleged patent, trademark or copyright infringement or unfair competition relating to the Products or this Agreement;

(v) Any claims relating to the quality of the Products filling, packaging, or sealing as it is contingent on the effectiveness of the Licensor provided equipment and materials; and/or

(vi) Any claims by Sublicensees or Distributors resulting from any actions by Licensor.

(b) Licensee shall indemnify and hold harmless Licensor, and its officers, directors, shareholders, employees, agents and representatives, against any and all claims, demands, liabilities, costs, losses, damages, recoveries, settlements, penalties, fines, awards, lawsuits, judgments and actions (including but not limited to interest, penalties, attorney's fees, defense costs, accounting fees, costs of investigation, expert analyses, expert witness fees and litigation support) incurred by any of them, known or unknown, contingent or otherwise, directly or indirectly arising out of loss, damage or injury (including death) to persons or to property in connection with, occurring, growing out of or arising, directly or indirectly, from:

(i) The loss of Licensor's machinery, supplies and Products while in the possession of Licensee; and

(ii) Licensee's workmanship in batching and blending the alcohol content of the Product.

(iii) Breach by Licensee of its obligations under this Agreement.

ARTICLE XVI

MISCELLANEOUS

16.1 Notices. Any and all notices required or permitted under this Agreement shall be in writing and shall be personally delivered, sent by nationally recognized overnight delivery service (e.g., Federal Express), or mailed by certified or registered mail, return receipt requested, to the respective parties at the following addresses unless and until a different address has been designated by written notice to the other party:

Notices to Licensor: The Pocket Shot Company

32950 Inverness Drive

Evergreen, Colorado 80439

Notices to Licensee: FRANK-LIN DISTILLERS PRODUCTS, LTD.

650 Lenfest Road

San Jose, CA 95133

Any notice by certified or registered mail shall be deemed to have been given on the fifth business day following the date of postmark. Any notice by a nationally recognized overnight delivery service shall be deemed to have been given on the date of delivery to recipient as shown by the records of such delivery service.

All reports and payments shall be sent to the same address as required for notices specified above.

16.2 Entire Agreement; Amendment. This Agreement, the documents referred to herein, and the Attachment hereto constitute the entire, full, and complete Agreement between Licensor and Licensee concerning the subject matter hereof, and supersede all prior agreements, no other representations having induced Licensee to execute this Agreement. Except for those permitted to be made unilaterally by Licensor hereunder, no amendment, change or variance from this Agreement shall be binding on either party unless mutually agreed to by the parties and executed by their authorized officers or agents in writing.

16.3 Severability and Construction. Except as expressly provided to the contrary herein, each portion, section, part, term, and/or provision of this Agreement shall be considered severable; and if, for any reason, any section, part, term, and/or provision herein is determined to be invalid and contrary to, or in conflict with, any existing or future law or regulation by a court or agency having valid jurisdiction, such shall not impair the operation of, or have any other effect upon, such other portions, sections, parts, terms, or provisions of this Agreement as may remain otherwise intelligible; and the latter shall continue to be given full force and effect and bind the parties hereto; and said invalid portions, sections, parts, terms, and/or provisions shall be deemed not to be a part of this Agreement.

16.4 No Third Party Beneficiary. Except as expressly provided to the contrary herein, nothing in this Agreement is intended, nor shall be deemed, to confer upon any person or legal entity other than Licensee, Licensor, Licensor's officers, directors, and employees, and such of Licensee's and Licensor's respective successors and assigns as may be contemplated (and, as to Licensee, permitted) by this Agreement, any rights or remedies under or by reason of this Agreement.

16.5 Headings. All headings and captions in this Agreement are intended solely for the convenience of the parties, and none shall be deemed to affect the meaning or construction of any provision hereof.

16.6 Construction. All references herein to the masculine, neuter, or singular shall be construed to include the masculine, feminine, neuter or plural, where applicable; and all acknowledgments, promises, covenants, agreements, and obligations herein made or undertaken by Licensee shall be deemed jointly and severally undertaken by all those executing this Agreement on behalf of Licensee. Time is of the essence as to all obligations under this Agreement.

16.7 Duplicate Originals. This Agreement may be executed in one or more copies, each of which shall be deemed an original, but all of which together will constitute the same instrument. 16.8 Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of California without reference to its conflict-of-laws principles. This Agreement resulted from review and negotiation among the parties and their attorneys, and no part of this Agreement should be construed against any party based on authorship.

16.9 Remedies Cumulative. No right or remedy conferred upon or reserved to Licensor by this Agreement is intended to be, nor shall be deemed, exclusive of any other right or remedy herein or by law or equity provided or permitted, but each shall be cumulative of every other right or remedy.

16.10 Equitable Relief. Nothing herein contained shall bar Licensor's right to obtain injunctive relief against threatened conduct that will cause it loss or damages, under the usual equity rules, including the applicable rules for obtaining restraining orders and preliminary injunctions.

16.11 Parties Bound. This agreement shall be binding upon the Parties hereto and their respective successors, permitted assigns, heirs, personal representatives and administrators.

16.12 Enforcement. In the event it is necessary for any Party to retain legal counsel or institute legal proceedings to enforce the terms of this Agreement, including, without limitation, obligations upon expiration or termination, the prevailing party shall be entitled to receive from the nonprevailing party, in addition to all other remedies, all costs of such enforcement including, without limitation, attorney's fees and court costs, and including appellate proceedings.

16.13 Acknowledgement of Licensee. Licensee acknowledges that it has conducted an independent investigation of the Products licensed hereunder, and recognizes that the Products venture contemplated by this Agreement involves business risks and that its success will be largely dependent upon the ability of Licensee as an independent businessman. Licensor expressly disclaims the making of, and Licensee acknowledges that it has not received, any warranty or guarantee, express or implied, as to the potential volume, profits or success of the Products venture contemplated by this Agreement.

16.14 Expenses. Each Party hereto shall pay all fees and expenses incurred by it in connection with this Agreement and the performance of the obligations and understandings set forth therein.

16.15 Binding Arbitration. Any controversy or claim relating to this Agreement (whether contract, tort or both), or the breach of this Agreement shall be arbitrated in Denver, Colorado, if brought by Licensor, and in California in the city of its principal offices, if brought by Licensee, by and in accordance with the then existing commercial arbitration rules of the American Arbitration Association. Judgment on the award rendered by such arbitrators may be entered in any Colorado and California state court having jurisdiction. The Parties further agree that the prevailing Party in any such action, as determined by the arbitrators, shall be awarded its reasonable attorneys' fees and costs in addition to any relief or judgment the arbitrators award.

16.16 Confidentiality. Licensee shall, during the term of this Agreement and indefinitely thereafter, maintain the confidentiality of any and all confidential or proprietary information of Licensor including, without limitation, technical specifications, recipes, marketing strategies and related intellectual property. Such proprietary materials shall at all times remain the property of Licensor and shall be deemed to have been furnished to Licensee in confidence and solely in connection with Licensee's obligations under this Agreement. Upon termination for any reason of this Agreement, Licensee shall immediately deliver to Licensor all written documentation, including copies, of or concerning such proprietary materials shall make no further use thereof, and shall make reasonable efforts to insure that no further use thereof is made by Licensee's employees, agents or contractors. In the event that any of Licensee's employees, agents or contractors are terminated for any reason, Licensee shall recover such materials from such persons and shall make reasonable efforts to assure no further use of proprietary materials by such persons. Licensee's obligations under this Section shall survive the expiration or termination of this Agreement.

16.17 Assumption and Rejection Under U.S. Bankruptcy Code. After any order for relief under the Bankruptcy Code is entered against the Licensee, the Licensee must assume or reject this Agreement within 60 days after the order for relief is entered. If the Licensee does not assume this Agreement within such 60-day period, Licensor may, at its sole option, terminate this Agreement immediately by giving written notice to the Licensee, without further liability on the part of Licensor. The Licensee agrees that any payments due Licensor under this Agreement after any order for relief under the Bankruptcy Code is entered against the Licensee shall be entitled to treatment as administrative expenses under Section 503 of the Bankruptcy Code, and shall be immediately paid when due to Licensor, without the need for Licensor to file an application or motion in the Licensee's bankruptcy Case for payment of such administrative expenses.

IN WITNESS WHEREOF, the parties hereto have duly executed, sealed and delivered this Agreement on the day and year first above written.

LICENSOR:

POCKET SHOT LLC
By: The Pocket Shot Company, Manager

By:________________________________

Jarrold R. Bachmann, President

LICENSEE:

FRANK-LIN DISTILLERS PRODUCTS, LTD.

By:________________________________
Anthony M. Demaria, Chief Financial Officer

17

56242, 00001, 101586614.10

APPENDIX A

SPECIFICATIONS

Specifications (Note1)

GNS (VODKA)

Gin

Whiskey (SBW 4 year)

Tequila(GOLD or

White)

Rum

Note 1: All Ingredients are 80 Proof.

APPENDIX B

ROYALTY
Royalty Per Case
GNS (VODKA)	$53.35
Gin	$53.23
Whiskey (SBW 4 year)	$45.18
Tequila(GOLD or White)	$43.97
Rum	$51.31